AGREEMENT OF SALE

      AGREEMENT made this 14th day of November, 2003 by and between ARROW ELECTRONICS, INC., a New York corporation, having an office at 50 Marcus Drive, Melville, New York 11747 ("Seller") and Interpharm Holdings, Inc., a Delaware corporation, having an office at 69 Mall Drive, Commack, New York 11725 ("Purchaser").

                                   WITNESSETH:

      WHEREAS, Seller is the fee owner of that certain parcel of land ("Land") located at and known as 50 Horseblock Road, Yaphank, NY and being more particularly described in Exhibit A annexed hereto and made a part hereof, and all easements, rights of way, privileges, appurtenances and other rights and benefits, if any, belonging or in any way related to such land (collectively, "Easements"), together with all buildings, structures and improvements thereon, if any (collectively, "Improvements"; the Land, Easements and Improvements being hereinafter collectively referred to as the "Premises"); and all fixtures attached to the Land or the Improvements listed on Exhibit B (collectively the "Fixtures");

      WHEREAS, Seller desires to sell and convey, and Purchaser agrees to purchase, all of Seller's right, title and interest in and to the Premises and the Fixtures;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

      1. Sale of Premises and Fixtures.

            (a) Seller hereby agrees to sell and convey, and Purchaser hereby agrees to purchase, all of the Seller's right, title and interest in and to the Premises and the Fixtures.

            (b) With respect to the Premises, this sale includes all right, title and interest, if any, of Seller in and to any land lying in the bed of any street, road or avenue, opened or proposed, in front of or adjoining the Land to the center line thereof and all right, title and interest of Seller in and to any award made or to be made in lieu thereof and in and to any unpaid award for damage to the Premises by reason of change of grade of any street. With respect to the Fixtures, the sale includes all of Seller's assignable contract rights with respect thereto, including warranties, warranty claims, maintenance and service contracts listed and described in Exhibit C.

      2. Purchase Price. The purchase price is Nine Million Two Hundred and Fifty Thousand Dollars ($9,250,000) ("Purchase Price"), payable as follows:

            (a) Nine Hundred Twenty Five Thousand Dollars ($925,000) ("Deposit") upon the signing of this Agreement, by Purchaser's delivering to Richard Cahn, as "Escrow Agent", a check, subject to collection (non-payment of which check in due course will give Seller the option of canceling this Agreement) in that amount, the receipt of which is hereby acknowledged, to be held in escrow in accordance with the terms of the Escrow Agreement annexed as Exhibit D; and


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            (b)  Eight  Million  Three  Hundred  Twenty  Five  Thousand  Dollars
($8,325,000), on the Closing Date (as hereinafter defined), by official bank check(s) or good certified check(s) of Purchaser or Purchaser's mortgage lender(s), drawn on a bank which is a member of the New York Clearinghouse, payable directly to the order of Seller or by wire transfer of immediately available federal funds to an account or accounts of Seller as directed by Seller, payable directly to the order of Seller.

            (c) Seller shall satisfy, or at its option, use or direct Purchaser to apply the necessary portion of the balance of the Purchase Price to satisfy any mortgages, mechanics' liens, liens for judgments and taxes, and other liens or encumbrances other than Permitted Encumbrances that were placed against the Premises or the Fixtures as a direct result of actions or omissions of Seller and that can be satisfied and discharged by payment of a fixed" and determinate sum of money.

      3. Title to the Premises.

            (a) Seller shall sell and deliver good and marketable title to the Premises and the Fixtures, subject to the following (which are hereinafter collectively referred to as the "Permitted Encumbrances"):

                  (i)   All   liens,   encumbrances,    covenants,    easements,
restrictions, claims, reversions or other agreements or matters which are more particularly set forth on Exhibits A-2 annexed hereto and made a part hereof;

                  (ii) Rights now of record of any utility company to construct, maintain and operate existing lines, wires, poles, cables, distribution boxes and appurtenances thereto, on, under or across the Premises, provided that they do not interfere with the use or occupancy of the Premises as currently allowed of right under applicable zoning;

                  (iii) Rights contained in instruments of record, if any, so far as the same may be of present force or effect, in favor of any public or quasi-public utility, provided that they do not (i) cause title to be unmarketable or (ii) prohibit or materially restrict the use or occupancy of the Premises or the existing Improvements as currently allowed of right under applicable zoning;

                  (iv) Building and zoning restrictions, ordinances and regulations affecting the Premises heretofore or hereafter adopted by the state, county, city, town or village in which any portion of the Premises lie or by any other governmental authority having jurisdiction thereof, and all amendments or additions thereto now in effect or which will be in force and effect on the Closing Date provided that they do not cause title to be unmarketable or restrict the use or occupancy of the Premises or the existing Improvements as currently used and occupied;

                  (v) Real estate taxes, ad valorem personal property taxes, water rates, water frontage charges and storm sewer and sanitary sewer taxes (if any), and water meter and sewer rent (if any) charges based thereon and interest and penalties thereon for the fiscal tax period or real estate tax year in which the Closing occurs, subject to adjustment as hereinafter set forth;


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                  (vi) Unpaid franchise or other taxes of any corporation in the chain of title, provided, that on the Closing of title, Seller makes such deposit or guarantee as might be required by Purchaser's title insurance company and that Purchaser's title insurance company issues to Purchaser and any institution providing or facilitating financing to Purchaser a policy of title insurance, insuring against the collection thereof out of the Premises; and

                  (vii) Any state of facts which an accurate survey or personal inspection of the Premises would show, provided the same does not (i) cause title to be unmarketable or (ii) prohibit or materially restrict the use or occupancy of the Premises or the existing Improvements as currently allowed of right under applicable zoning.

      4. Apportionments.

            (a) The following items are to be apportioned between Seller and Purchaser as of midnight preceding the Closing Date:

                  (i) Real estate taxes are to be apportioned on the basis of the fiscal year for which assessed. If the Closing Date shall occur before the tax rate is fixed, the apportionment of taxes shall be upon the basis of the tax rate for the next preceding year applied to the latest assessed valuation and shall be readjusted on the basis of the actual tax bill, promptly after the receipt thereof; which obligation shall survive the Closing.

                  (ii) Water rates, water frontage charges and storm sewer and sanitary sewer taxes. If there are water meters on the Premises, any unfixed water charges shall be apportioned on the basis of the water meter bills based upon a reading taken not more than 30 days prior to the Closing Date.

            (b) In the event that the apportionments hereinabove provided for result in a credit balance to Purchaser, the same shall constitute a credit to the cash balance of the Purchase Price due at Closing. In the event that the apportionments hereinabove provided for result in a credit balance to Seller, Purchaser shall pay the amount thereof to Seller at Closing as part of, and in addition to, the Purchase Price, by check for any amount less than $10,000 or by official bank check or certified check for amounts greater than $10,000.

            (c) Any items which cannot be apportioned at the Closing shall be apportioned as soon as practicable after the Closing Date.

            (d) The provisions of this Paragraph 4. shall survive the Closing Date, but no later than one (1) year after the Closing Date.

      5. Liens.

            (a) All taxes, water rates or charges, sewer rents and assessments, plus interest and penalties which on the Closing Date are liens upon the Premises, and which Seller is obligated to pay and discharge, and all unpaid balances, together with accrued interest thereon, on contracts, chattel mortgages or conditional bills of sale (on file on the Closing Date), or any other property constituting part of the Premises or the Fixtures, will be allowed to Purchaser out of the Purchase Price, to be deducted from the balance of the Purchase Price due at the Closing (subject to the provision for apportionment of taxes, water rates and sewer rents herein contained).


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            (b) If, on the Closing  Date,  the  Premises  shall be affected by a lien or encumbrance which, pursuant to the provisions of this Agreement, is required to be discharged or satisfied by Seller, Seller shall (i) deliver proper instruments of satisfaction or discharge to Purchaser on the Closing Date, (ii) make proper allowance to Purchaser for recording charges thereon, and
(iii) direct Purchaser to pay at the Closing Date by Bank or certified checks, any amount, not exceeding the cash balance of the Purchase Price, required to discharge any such lien or liens, and the amount so advanced shall be credited against the balance of the Purchase Price due at the Closing. Purchaser agrees that not less than two days prior notice from Seller shall be sufficient for the purpose of Purchaser's compliance with clause (iii).

      6. Representations, Warranties and Covenants of the Parties. In order to induce the parties to enter into this Agreement and to perform its respective obligations hereunder, each party represents warrants and covenants to and agrees with the other that:

            (a) Each party (i) is a corporation, duly organized, validly existing and in good standing under the laws of the state of its incorporation and is in good standing and, where applicable, qualified to do business in the State of New York, (ii) has the full power and authority to purchase and sell, as appropriate, the Premises and the Fixtures, and to execute, deliver and perform this Agreement and all documents contemplated hereby, and (iii) has taken all actions and obtained all consents and approvals required for the consummation of the transactions contemplated by this Agreement, including all such actions and consents required pursuant to any law and said party's corporate by-laws in connection with this Agreement.

            (b) Neither the execution, nor the delivery of, nor the performance under this Agreement or any other document executed and delivered by it (both contemporaneously herewith or at the Closing) in connection with the transaction is precluded by, will conflict with, result in a breach of or violate, any provision of (iv) any existing federal, state, local or other governmental or quasi-governmental law, statute, ordinance, restriction, rule or regulation, or
(v) any judgment, order decree, writ or injunction of any court or governmental department, commission, board, bureau, agency or instrumentality applicable to Purchaser.

            (c) There is no action, arbitration, or other proceeding, or investigation (zoning or otherwise) pending, or to a representing party's knowledge, threatened against or relating to the parties which would impact on or interfere with a party's ability to execute, deliver and perform its respective obligations hereunder and consummate the transactions contemplated by this Agreement.

      7. Closing. The closing ("Closing") shall be held at the offices of Seller at 50 Marcus Drive, Melville, New York 11747, or in the offices of the attorney for Purchaser's lender if Purchaser's lender so requires, at 10:00 A.M. on or about March 31, 2004 ("Closing Date").


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      8.  Seller's  Responsibilities.  (a) Seller shall  deliver the Premises in broom clean condition, free of debris, vacant and not subject to any tenancies or other rights of occupancy. Prior to said delivery, Seller shall have removed all non-structural racking (that is, all racking not presently within the automated storage and retrieval area, as identified by the cross hatched area on Exhibit E annexed hereto, and all shelving which supports mezzanine floors) and all trade equipment. The parties agree that the ten robot cranes, bin boxes, and all shelving, rack, rail and post structures which are and have been a part of the automated storage and retrieval system in the area shown on Exhibit E may, together with all existing mezzanines and shelves supporting them, may, at Seller's option be left in place, in whole or in part, by Seller upon delivery of the Premises, Between the date hereof and the Closing Date, Seller shall maintain the Premises and the Fixtures in their existing condition, consistent with past practice.

            (b) If Purchaser requests, Seller shall make a written request to the holder or holders of any existing mortgage to assign the same to Purchaser's lender for the purposes of consolidating it with Purchaser's mortgage. Seller shall permit Purchaser to communicate with such mortgage holders and coordinate with them in connection with obtaining such assignments.

            (c) Seller shall use its reasonable best efforts to deliver true copies of all contracts relating to the use or maintenance of the Premises or the Fixtures, all of which are listed and described on Exhibit C. If requested, Seller will request the other party to each such contract to assign the same to Purchaser, or at Purchaser's instructions, Seller will terminate any such contracts which may be terminated without liability or financial penalty effective at the Closing Date.

            (d) Seller shall deliver all permits, approvals, and/or certificates of occupancy for any alternations or improvements Seller made or performed to any buildings or Improvements located on the Premises, and shall close or otherwise remedy any open building permits.

      9. Closing Deliveries.

            (a) At the Closing, Seller shall deliver to Purchaser the following:

                  (i) Bargain and Sale Deed with Covenants Against Grantor's Acts ("Deed"), with the covenant required by Section 13 of the New York Lien Law, which shall convey the Premises to Purchaser subject to the Permitted Encumbrances, in proper form for recording;

                  (ii) Evidence of Compliance with FIRPTA as provided in Paragraph 31;

                  (iii) Any surveys, site plans, building plans or blue prints, specifications (including specifications with respect to Fixtures and facility equipment maintenance logs and reports and other documents relating to the Premises, to the extent the same are in the possession of Seller and kept in the normal course of Seller's business; and


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                  (iv) All keys and security codes to all entrance doors to, and equipment and utility rooms located in, the Premises, with keys properly tagged for identification.

            (b) At the Closing, Purchaser shall deliver to Seller the cash portion of the Purchase Price payable at the Closing.

            (c) At the Closing, the parties shall deliver to each other the following:

                  (i) The New York State Form TP-584, 7/03 revision, with Seller's payment by check in the amount of the New York State Real estate Transfer Tax due in connection therewith;

                  (ii) The New York State Board of Equalization & Assessment Real Estate Transfer Report;

                  (iii) Evidence of corporate authority to execute and deliver this Agreement and to perform the other transactions contemplated hereby; and

                  (iv) Such other documents as may be reasonably required by the title company or any governmental authority or agency, to effectuate the closing of the transaction contemplated hereby.

      10. Default.

            (a) If Purchaser shall default under the terms of this Agreement, Seller shall retain the Deposit as liquidated damages, whereupon this Agreement shall be deemed canceled and neither party shall have any further claims and/or rights against the other, except for any claims pursuant to Paragraph 17 hereof entitled "Brokerage," and the lien, if any, of Purchaser against the Premises shall cease. Purchaser also shall forfeit the Deposit to Seller if Purchaser elects to terminate this Agreement in accordance with Paragraph 34(B). The parties agree that actual damages in the event of a failure by Purchaser to accomplish the Closing by reason of its default or by terminating under Paragraph 34(B) would be impossible to ascertain and that the amount of the Deposit is a reasonable estimate thereof, was freely negotiated and is otherwise reasonable in the circumstances.

            (b) If without being in default and after having made a diligent and good faith effort to do so, Seller shall be unable to convey title on the Closing Date as provided in this Agreement or otherwise be unable to comply with this Agreement, its sole liability and obligation hereunder shall be to return or cause to be returned the Deposit to Seller and Seller shall reimburse Purchaser for any non-refundable title, survey and bank fees or expenses and due diligence expense relating to its Investigations (defined below) up to $30,000 in the aggregate, whereupon this Agreement shall be deemed canceled and neither party shall have any further claims and/or rights against the other, except for any claims pursuant to the Paragraph entitled "Brokerage" hereof, and the lien, if any, of Purchaser against the Premises shall cease. Purchaser may, nevertheless, elect to accept such title as Seller may be able to convey, without reduction of the Purchase Price or any credit or allowance against the same and without any other liability on the part of Seller. The acceptance of the Deed by Purchaser shall be deemed to be a full performance and discharge of every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement.


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

            (c) Subject to the limitations described in Paragraph 22, if Seller shall default in its obligations under this Agreement, Purchaser shall have all remedies available under applicable law.

      11. Condition of the Premises. Subject to Purchaser's inspection and examination of the Premises as provided in Paragraph 32 and the other requirements of this Agreement, Purchaser agrees to acquire the Premises "as is", in such condition as the same may be on the date hereof, subject, however, to reasonable use, wear, tear, casualty and natural deterioration between the date hereof and the Closing Date. Seller has not and does not make any representations as to the physical condition, expenses, value of the Land or the Improvements, availability of sewage connections, adequacy or fitness for use of any mechanical equipment or any other matter or thing affecting or related to the Premises or the transaction, which might be pertinent in considering the making of the purchase of the Premises or entering into this Agreement except as herein specifically set forth, and Purchaser hereby expressly acknowledges that no such other representations have been made. Seller is not liable or bound in any manner by expressed or implied warranties, guaranties, promises, statements, representations or information pertaining to the Premises, made or furnished by any real estate broker, agent, employee, servant or other person representing or purporting to represent Seller, unless such warranties, guaranties, promises, statements, representations or information are expressly and specifically set forth herein. Seller further agrees that all Fixtures (including the HVAC, plumbing and electrical systems, but excluding the automated storage and retrieval system) on the Premises will be in reasonable working order on the date of Closing, and the roof on the buildings free of leaks. Without limiting the foregoing, Purchaser acknowledges that the shelving, rack, rail and post structures which are and have been a part of the automated storage and retrieval system within the Premises and existing mezzanines and support shelving may, at Seller's option, be left in place, in whole or in part, by Seller upon delivery of the Premises; that such structures may be, in whole or in part, load-bearing or otherwise required for the structural integrity of the Premises; and that the possibility of the removal of such structures and the costs thereof formed a part of the negotiation of the Purchase Price.

      12. Title Report. Purchaser shall within three (3) business days after Seller delivers to Purchaser two manually signed, fully executed copies of this Agreement, order a title insurance policy from a title insurance or abstract company authorized to do business in the State of New York. Promptly after receipt of a title report and any continuation searches from said company, Purchaser shall forward copies of such report to Seller's attorneys or arrange for same to be sent directly by the title or abstract company. If Seller is required to remove any objections, Seller shall be entitled to a reasonable adjournment, not to exceed 60 days, of the Closing Date set forth herein, whereupon Seller shall have until such new Closing Date to dispose of any such objections, at no cost or expense to Purchaser. Any attempt by Seller to cure an objection shall not per se be construed as an admission by Seller that such objection is one that will give Purchaser the right to cancel this Agreement.


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

      13. Removal of Objections. Except as otherwise set forth herein, Seller may, but shall not be required to, bring any action or proceeding, or incur any expense or expenses exceeding $45,000 in the aggregate, in order to correct any inadvertent, correctable misrepresentations, remove any violations against the Premises that Purchaser's Investigations may reveal, or remove any objections to title that Purchaser has not agreed herein to accept. Seller shall be required to expend up to $45,000 in the aggregate for such purposes.

      14. Real Estate Tax Proceedings. Seller is hereby authorized to continue any proceeding or proceedings now pending for the reduction of the assessed valuation of the Premises, and to try or settle the same in Seller's discretion, but with respect to any tax year included within Purchaser's period of ownership, with Purchaser's approval, which shall not unreasonably be withheld or delayed. The net refund of taxes, if any, for any tax year for which Purchaser shall be entitled to share in the refund shall be divided between Seller and Purchaser in accordance with the apportionment of taxes pursuant to the provisions hereof, after deducting there from a pro rata share (based upon Purchaser's percentage interest in the proceeds of any judgment or settlement) of all expenses, including counsel fees, necessarily incurred in obtaining such refund, the allocation of such expenses to be based upon the total refund obtained in such proceeding and in any other proceeding simultaneously involved in the trial or settlement. Purchaser shall deliver to Seller, upon demand, receipted tax bills and canceled checks used in payment of such taxes and shall execute any and all consents or other documents, and do any act or thing necessary for the collection of such refund by Seller.

      15. Personal Property. No representation or warranty is made by Seller as to the quality, kind or condition of any Fixture or article of personal property attached or appurtenant to or used in connection with the Premises or other personal property located therein and sold hereunder. The parties mutually agree that no part of the Purchase Price shall be deemed to have been paid by Purchaser for such personal property. However, if any Federal, state or local governmental body deems any part of the Purchase Price to have been paid for any personal property transferred hereunder, Purchaser agrees to pay to Seller on the Closing Date or subsequent thereto the amount of any sales tax payable in connection herewith. The provisions of this Paragraph shall survive the Closing Date for a period of one year.

      16. Expenses. Seller shall pay all transfer taxes and recording fees for Seller's documents and Purchaser shall pay all mortgage recording tax, mortgage recording fees, recording costs for Purchaser's documents and Purchaser's title insurance premiums (including he cost of preparing or updating surveys of the Premises as well as the cost of any special endorsements or affirmative assurances), payable with respect to the sale and conveyance of he Premises to Purchaser.

      17. Brokerage. Each party represents and warrants to the other that no broker or person acting as such was instrumental or had any part in bringing about the transaction other than CB Richard Ellis. Each party covenants and agrees to indemnify and hold the other harmless from and against any loss, cost, damage, expense (including reasonable attorneys' fees and expenses) or liability resulting from any claims that may be made against the indemnified party by any broker or other person so acting, other than CB Richard Ellis, claiming a fee or other compensation as a result of the transaction arising by, through or on account of any act or purported act of the indemnifying party or its representatives. Seller will pay the commissions due CB Richard Ellis pursuant to separate agreements. The provisions of this paragraph shall survive the Closing Date.


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

      18. Risk of Loss. Between the date hereof and the Closing Date, the risk of ownership and loss of the Premises shall belong solely to Seller, except as hereinafter provided. If, prior to the Closing Date, all or a substantial portion of the Premises is condemned or threatened to be condemned or taken by or threatened to be taken by eminent domain, or damaged by fire or by any other cause of any nature, Seller shall notify Purchaser of such taking or damage. After receipt of notice of such condemnation, taking or damage (from Seller or otherwise), Purchaser shall have the option, to be exercised within twenty (20) business days following receipt of such notice, either (a) to require Seller to convey the Premises on the Closing Date to Purchaser in its damaged condition, upon and subject to all of the other terms and conditions of this Agreement, and to assign to Purchaser all of Seller's right, title and interest in and to any claims Seller may have under the insurance policies, condemnation awards and/or any causes of action with respect to such condemnation or taking of or damage to the Premises and to pay Purchaser all payments theretofore made under such insurance policies or by such condemning authorities or (b) to terminate this
Agreement by giving notice to Seller, whereupon this Agreement shall be terminated and Seller shall return, or cause to be returned to Purchaser, the Deposit and thereafter neither party shall have any further rights or obligations to the other, except pursuant to the provisions of Paragraph 16 hereof. Seller shall maintain hazard insurance of the type and amount customarily maintained for buildings similar to the Premises and if Seller fails to maintain such insurance and Purchaser should become entitled to an assignment of insurance proceeds as provided above, Seller shall pay to Purchaser a sum equal to the amount of such proceeds that would have been paid had Seller maintained the required insurance. In the event that Purchaser shall fail to make the election provided in the preceding sentence within the prescribed time period, Purchaser shall be conclusively deemed to have elected the option set forth in clause (a) of the preceding sentence. For purposes of this Paragraph, a substantial portion of the Premises shall mean, in the event of condemnation or taking by eminent domain, a taking which (i) will result in a condemnation award in excess of $100,000 (ii) materially reduces parking or staging areas or changes or limits access to the Premises such that use of parking or staging areas are materially impaired, (iii) has an effect which prohibits or restricts the use of the existing improvements or interferes with the use of the Premises as an office or warehouse or for light industrial or light manufacturing use, and, in the event of damage by fire or any other cause, where the cost to repair and restore the same to its condition immediately preceding such fire or other casualty would exceed $100,000. If, prior to the Closing Date, an unsubstantial portion of the Premises is condemned, taken by eminent domain, or damaged by fire or by any other cause of any nature, this Agreement shall continue in full force and effect without abatement of the Purchase Price or credit or allowance of any kind or any claim or right of action against Seller and, at the Closing, Seller shall assign to Purchaser any and all right, title and interest of Seller in and to any insurance policies, condemnation awards and/or any causes of action with respect to such condemnation or taking of or damage to the Premises. Seller represents that there are no pending or, to its knowledge, contemplated condemnation or eminent domain proceedings affecting the Premises or any part thereof.

      19. Notices. All notices, consents, demands, waivers, approvals and other communications made hereunder or in connection therewith shall be in writing and shall be given by mailing the same addressed to the party for whom it is intended, at the address set forth above, by United States certified or registered mail, return receipt requested, postage prepaid, or by a recognized, national overnight courier. Copies of all notices to Seller shall be sent, as provided herein, to Arrow Electronics, Inc., 50 Marcus Drive, Melville, New York 11747 attention: Director, Real Estate, with a separately transmitted copy to Wayne Brody, VP Legal affairs at the same address. Copies of all notices to


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

Purchaser shall be sent, as provided herein, to 69 Mall Drive, Commack, New York 11725, attention Munish K. Rametra, with a copy to William Cornachio, Esq., at Rivkin Radler LLP, EAB Plaza, Uniondale, New York 11556- 0111. Either party may designate by notice to the other given as hereinabove provided a new address to which notices shall thereafter be delivered or mailed. Notices given by mail shall be effective five (5) business days after mailing and notices given by overnight courier on the business day following delivery of same to the courier, except notices of change of address which shall be effective upon receipt.

      20. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

      21. Assignment. No assignment or attempted assignment of any kind (by operation of law or otherwise) by Purchaser of this Agreement, its rights hereunder or its interests in any sums paid pursuant hereto, shall be valid or enforceable against Seller, except that Purchaser may assign its rights under this Agreement (without relieving Purchaser of its obligations hereunder) to a wholly owned subsidiary.

      22. Liability of Seller. Seller shall not have any liability to Purchaser with respect to any of Seller's obligations under this Agreement, or otherwise, in excess of the liability that Seller would have had if the only asset of Seller were the Premises, and in no event shall either party be liable to the other for any incidental, consequential or indirect damages of any kind or nature. The parties agree that liquidated damages under Paragraph 10(a) hereof shall be treated as direct damages and not limited by the foregoing sentence.

      23. Fuel. Purchaser shall reimburse to Seller the cost of all oil or other fuel on the premises on the Closing Date. The amount of fuel shall be measured by a representative of the oil company and the price to be paid therefore is to be the then prevailing price of the company which supplied same, plus sales taxes thereon. Seller shall deliver at Closing a written statement from the oil company.

      24. No Recording. This Agreement shall not be recorded by Purchaser and any attempted recordation by Purchaser shall be void and constitute a default hereunder.

      25. Right of Inspection. Purchaser and its agents shall have the right at reasonable times and from time to time to inspect the Premises, provided that reasonable written notice thereof shall be given to Seller as herein provided.

      26. Further Documents. Each party to this Agreement agrees to execute, acknowledge and deliver or cause to be delivered, such other deeds, assignments, affidavits, certificates and other instruments and documents as may be reasonably necessary and required by the other party from time to time to confirm and carry out the intent and purpose of this Agreement and the performance of each party's obligations under the terms of this Agreement, in such form as shall be reasonably satisfactory to counsel for both parties.


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

      27. Benefits and Obligations; No Third Party Beneficiary. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything to the contrary contained herein, no party other than the parties hereto or their respective successors and permitted assigns shall have any right or benefit herein, including, without limitation, the right to insist upon or enforce against either Seller or Purchaser the performance of all or any of their respective obligations hereunder and no such third party shall be deemed to have received any benefit as a result of any of the revisions of this Agreement.

      28. Remedies Cumulative; No Waiver. Each right, power and remedy provided for herein or now or hereafter existing at law, in equity, by statute or otherwise shall be cumulative and concurrent and shall in addition to every other right, power or remedy provided for herein or now or hereafter existing at law, in equity, by statute or otherwise, and the exercise or beginning of the exercise or the forbearance of exercise by a party hereto of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by such party of any or all of any such rights, powers or remedies. No waiver by a party hereto of any breach of this Agreement or of any warranty or representation made hereunder by the other party shall be deemed to be a waiver of any other breach of any kind or nature and no acceptance of payment or performance by a party after such breach by the other party shall be deemed a waiver of any breach of this Agreement or of any representation or warranty by such other party. No failure on the part of a party to exercise any right it may have hereunder by law upon the default of the other party and no delay in the exercise of such right shall prevent the exercise thereof at any time that such defaulting party continues to be in default, and no such failure to delay shall operate as a waiver of any default, or as a modification of any of the provisions of this Agreement.

      29. Limitations on Survival of Representations, Warranties, Covenants and Other Obligations. No representations, warranties, covenants or other obligations of Seller set forth in this Agreement shall survive the Closing, and no action based thereon shall be commenced after the Closing except as otherwise specifically set forth herein.

      30. Miscellaneous. This Agreement, including Exhibits A, B, C, D and E annexed hereto, contain the entire agreement between the parties hereto with respect to the sale of the Premises and supersedes all prior understandings, if any, with respect thereto. All oral or written prior statements, representations or promises, if any, and all prior negotiations and agreements are superseded by this Agreement and merged herein. If any term or provision of this Agreement or any application thereof shall be invalid or unenforceable, the remainder of this Agreement and any other application thereof shall not be affected thereby. This Agreement may not be modified, terminated or amended nor any of its provisions waived except by a written instrument signed by the party to be charged or by its agent duly authorized in writing. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and shall constitute but one and the same instrument. The captions and headings used in this Agreement are for convenience of reference only and shall not affect the construction to be given any of the provisions hereof. The delivery of the Deed by Seller, and the acceptance thereof by Purchaser, shall be deemed the full performance and discharge of every obligation on the part of Seller to be performed hereunder, except for obligations expressly stated to survive the Closing.


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

      31. FIRPTA. At Closing the Seller and Purchaser agree to execute and deliver as directed, any instrument, affidavit or statement, or to perform any act reasonably necessary to carry out the provisions of the Foreign Investment in Real Property Tax Act.

      32. Investigation Contingency. (A) During the period beginning with the date Seller delivers to Purchaser two (2) manually signed, fully executed copies of this Agreement, and ending on the date that is forty-five (45) days from that date (the "Investigation Period"), Purchaser may, at Purchaser's sole cost and expense, conduct any and all investigations, inspections and examinations of the Premises and the Fixtures, including a violation search, title review, structural engineering study, and a phase one environmental audit (but not a phase two) of the Premises ("Investigations"). If the result of Purchaser's Investigations reveals (i) any Environmental Condition (defined below), (ii) violations which Seller does not agree at its sole cost and expense to remedy, discharge and remove of record or (iii) any structural defect, damage or unsafe or unsound condition concerning any of Improvements which Seller does not agree at its sole cost and expense to remedy to the reasonable satisfaction of Purchaser's professional engineer, in its sole discretion, Purchaser shall have the right to cancel this Agreement by exercising such right of cancellation in writing and delivering said notice of cancellation to Seller within the Investigation Period. If this Agreement is so canceled, then the Deposit and all other sums paid hereunder shall be returned to the Purchaser, and thereafter, all rights of the parties hereunder shall cease. If Purchaser fails to give such notice of cancellation to Seller within the time period provided therefore, then, in that event, the contingency of this Paragraph shall cease and this Contract shall be firm and unconditional except to the extent otherwise set forth in this Contract.

      (B) "Environmental Conditions" means any condition, which constitutes a violation of applicable environmental law, or requires reporting, investigation and/or remediation activities due to the presence of Hazardous Materials or the reasonable suspicion of such presence. "Hazardous Materials" means any substance, waste or material regulated under by any applicable environmental laws, and any substance that poses a threat to human health or environment.

      33. Hazardous Materials. Seller has received no notice nor otherwise has knowledge of the presence of hazardous materials on the Premises other than those that might ordinarily be kept or used at a facility such as the Premises in compliance with all applicable law. Seller makes no other or further representation concerning the use, presence or absence of hazardous materials or contaminants of any kind on, in or under the Premises.

      34. Town of Brookhaven IDA. (A) Purchaser's obligations under this Agreement are subject to Purchaser's obtaining by December 30, 2003 written notice that the Town of Brookhaven Industrial Development Agency (the "IDA") has adopted an inducement resolution evidencing the intention of the IDA to provide certain financial assistance with respect to Purchaser's acquisition of the Premises pursuant to this Agreement (the "Inducement Resolution"). Purchaser shall make a truthful and prompt application for the Inducement Resolution, which Purchaser shall pursue with diligence, and shall furnish all necessary information and documents and pay all fees and charges required in connection with such application. Purchaser shall furnish Seller with a copy of the Inducement Resolution promptly following its receipt.


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

      (B) In attempting to obtain the Inducement Resolution, Purchaser shall comply with all reasonable requirements of the IDA. Purchaser shall notify Seller of any inability to obtain the Inducement Resolution promptly. In that case, Seller may, in its sole discretion, extend Purchaser's time to obtain the Inducement Resolution. If Purchaser is unable to obtain the Inducement Resolution on or before December 30, 2003 or on such later date as Seller may in its sole discretion permit, Purchaser may by notice to Seller elect (i) to seek financing for this acquisition from alternative sources and proceed to Closing as otherwise provided for herein but without any financing contingency or (ii) to cancel this Agreement, in which event the Deposit shall immediately become Seller's sole property as liquidated damages for Purchaser's exercising its right to terminate.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date and year first above written.


ARROW ELECTRONICS, INC.

By:_______________________
Printed Name: IRA M BIRNS
Its: VICE PRESIDENT & TREASURER
Date: 11/14/03______________


Interpharm, Inc

By:_______________________
Printed Name: MAGANLAL SUTARIA
Its: CEO Interpharm__________
Date: 11-14-03______________


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